[TELEWEST LOGO]
EARNINGS RELEASE

-------------------------------------------------------------------------------

                 TELEWEST Q1 RESULTS SHOW CONTINUED STRONG
                   OPERATIONAL AND FINANCIAL PERFORMANCE

May 12, 2005 - London, United Kingdom - Telewest Global, Inc. ("Telewest" or the "Reorganized Company") (NASDAQ TLWT) today announces first quarter financial results for 2005.

HIGHLIGHTS

o    Adjusted EBITDA growth of 10% over Q1 04

o    Operating income increased 26% over Q1 04

o    Consumer sales division revenue growth of 5% over Q1 04

o    Triple play penetration increased by 11.4 percentage points over Q1 04 to 30.3%

o Revenue Generating Units grew by 113,000 in the quarter; RGUs per customer grew from 1.93 at Q1 04 to 2.08 at Q1 05

FINANCIAL HIGHLIGHTS
                             TELEWEST GLOBAL,
                                   INC.          TELEWEST GLOBAL, INC.        PREDECESSOR
--------------------------- -------------------- ----------------------- ----------------------
(UNAUDITED IN (POUND)M)           Q1 2005               Q4 2004                 Q1 2004
Revenue                             338                   336                     328
Operating income                    24                     18                     19
Adjusted EBITDA                     134                   128                     122
Net income/(loss)                    1                    (17)                    (4)
Free cash flow                      63                    (3)*                    25
--------------------------- -------------------- ----------------------- ----------------------

*Q4 2004 free cash flow was impacted by an extra 87 days or (pound)34m of bank cash interest, as a result of the timing of interest payments in connection with the refinancing of bank facilities during Q4.

OPERATIONAL HIGHLIGHTS
--------------------------- -------------------- ----------------------- ----------------------
                                  Q1 2005               Q4 2004                 Q1 2004
Customer net adds                 23,000                 30,000                 12,000
Broadband net adds                88,000                 91,000                 51,000
RGU net adds                      113,000               132,000                 77,000
Triple play percentage             30.3%                 27.4%                   18.9%
--------------------------- -------------------- ----------------------- ----------------------

BARRY ELSON, ACTING CHIEF EXECUTIVE OFFICER OF TELEWEST GLOBAL, INC.,
COMMENTED:

"Telewest continues to build on its strong performance and we are encouraged by the operational and financial trends in our consumer and content businesses. In particular, we have seen increased triple play penetration and ARPU and reduced churn and our customer growth and RGU growth is higher than the corresponding quarter last year. Our roll-out plans for DVR and VOD are progressing and we are optimistic that these products will add to our competitiveness and increase loyalty as we strive to provide the best service and product suite for our customers."

ENQUIRIES
Richard Williams          Head of investor                +44 (0) 20 7299 5479
                          relations
Vani Gupta                Investor relations              +44 (0) 20 7299 5353
                          manager
Kirstine Cox              Head of media                   +44 (0) 20 7299 5115

BRUNSWICK
Nick Claydon              UK                              +44 (0) 20 7404 5959
Frank De Maria            US                              +1 212 333 3810


OPERATIONAL REVIEW

CABLE SEGMENT

CONSUMER SALES DIVISION

The Consumer division has had another strong quarter with a net increase of 23,000 customer relationships, further increases in ARPU to (pound)45.34 and a reduction in monthly churn from 1.1% to 1.0% as compared to quarter 4, 2004. Customer and RGU growth was lower than in the seasonally strong fourth quarter, but higher than in the corresponding quarter last year.

We have achieved the quarter's strong results through effective marketing and continued use of promotional campaigns, such as our triple play "3 for (pound)30" offer and our "Easy Switch" broadband offer, which offers a discount on entry level broadband when taken with a phone line.

The continued increase in ARPU is particularly encouraging and reflects our successful focus on selling bundled products. The percentage of "triple play" customers has increased by 3 percentage points to 30% in the quarter. 34% of customer acquisitions in the quarter took the full "triple play". Consequently, RGU per customer also grew to 2.08 in the first quarter. Triple play growth over the last two quarters has been stronger than expected. Consequently, we now expect to reach 40% triple play penetration during 2007, over two years earlier than our previously stated guidance.

We will implement selected price increases in television from July 1, 2005, which we expect to have a positive impact on household ARPU in the third quarter of 2005.

CONSUMER INTERNET

We have experienced continued strong growth in the number of broadband subscribers, with 88,000 net additions in the quarter. Most of the growth has been in our lowest tier, where we have increased connection speeds from 256Kb to 512Kb. This has impacted the mix of broadband subscribers and broadband ARPU, which fell (pound)0.34 (less than 2%) in the quarter to (pound)19.89. Over 60% of our broadband subscriber base take a 1Mb or higher speed service.

Broadband continues to be successful in attracting new customers to Telewest - 41% of broadband installations were for customers who were not existing customers. Multi-service penetration remains high in broadband, with 70% of all broadband internet subscribers subscribing to the full "triple play" and 93% subscribing to at least one other product.

CONSUMER TELEVISION

Digital TV subscribers rose by 27,000 in the quarter and total TV subscribers rose by 8,000 net additions. TV ARPU increased by (pound)0.24 in the quarter to (pound)21.12 due to a full quarter's effect of last November's (pound)1 price increase on our "Starter" package and selected price increases on our premium channels. We have introduced promotions to improve the take-up of higher tier packages and consequently the number of subscribers to our "Supreme" package, increased during the quarter.

From July 1, 2005, we will be increasing the price of our two lowest digital TV tiers by (pound)1 each. The price of the "Starter" tier will increase to (pound)5.50 per month and the "Essential" tier will increase to (pound)10.50 per month.

87% of our TV subscribers now take our digital service. We are accelerating migration of the remaining 171,000 analog customers to digital. We estimate that we will be fully digital by the end of 2006. Once complete, this will free up significant amounts of bandwidth in our network, which will allow extra capacity for Video-On-Demand, (VOD), High Definition TV, broadband speed increases and other services.

We launched VOD services in Bristol in the first quarter and the next stage of the roll-out is scheduled for early July to 26,000 subscribers in Cheltenham. We plan to complete the national roll-out of VOD by early 2006. We continue to work on our plans for the launch of DVR (Digital Video Recorder) services later in the year.

CONSUMER TELEPHONY

The number of telephony subscribers increased by 17,000 in the quarter, primarily as a result of the continued success of our bundled offerings. Telephony penetration is now 35.8%.

We have continued our strategy of migrating subscribers to flat rate packages to minimize the impact of declining telephony usage. As a result, 37% of all telephony subscribers are now on a "Talk" flat rate package. At the start of the quarter, we withdrew our 3-2-1 metered telephony package from sale to new customers. From July 1, 2005, we will be migrating all our existing 3-2-1 subscribers to "Talk Weekends" which gives subscribers free local and national calls at weekends. This package is charged at
(pound)10.50 per month compared to (pound)10 for the existing 3-2-1 service.

BUSINESS SALES DIVISION

Revenues fell by (pound)2 million to (pound)61 million compared to the previous quarter primarily due to continued weakness in the business voice market. We are addressing these market conditions through new and more advanced products. For example, within the Public Sector, we have signed a new deal worth (pound)2.2 million over 5 years with Maidstone and Tunbridge Wells NHS Trust for our managed voice product Centrex and our new SRS Advanced platform to integrate telephony services across three hospital sites.

We have signed a large number of data contracts in the quarter including large IPVPN contracts with Oxford Swindon and Gloucester Co-op and Royal London. Our new Ethernet portfolio has enabled the division to sign some new Ethernet deals, including a three-year deal with Bristol City Council for (pound)1.3 million.

CONTENT SEGMENT

Overall revenue growth in our content segment, Flextech, was up 19% from (pound)26 million in the first quarter of 2004 to (pound)31 million in the first quarter of 2005, although it was down (pound)1 million as compared to the fourth quarter of 2004. Advertising revenue was up (pound)1 million on the fourth quarter of 2004 and up (pound)4 million on the first quarter of 2004. This growth was driven by increases in UK Pay-television penetration, the strong performance of Flextech's channels and strong growth in the UK advertising market in the first quarter.

Subscription revenue remained flat at (pound)11 million compared to the previous quarter, but up (pound)1 million compared to the same quarter last year. Other non-core revenues fell by (pound)2 million compared to the fourth quarter of 2004, but were flat at (pound)3 million compared to the first quarter of 2004.

The portfolio of content assets is soon to be enhanced by the acquisition of sit-up Limited, which we expect to complete during June 2005.

COSTS

Total gross margin increased to 74% from 72% in the fourth quarter and from 71% in the first quarter of last year, due primarily to the growing number of high margin broadband subscribers, television price increases and reduced cable segment expenses.

SG&A of (pound)115 million was up (pound)1 million from the fourth quarter of 2004.

DEBT AND CAPITAL RESOURCES

Capital  expenditure  was  (pound)54  million  for  the  quarter.   Capital
expenditure is expected to be in the range of (pound)230 million to (pound)250 million in 2005.

Telewest's soon to be completed acquisition of the remaining equity in sit-up Limited will in part be financed by a new (pound)130 million senior secured bank facility entered into by Telewest's Flextech subsidiaries. The bank facility consists of (pound)110 million of term loans, which were fully drawn in connection with the acquisition and a (pound)20 million revolving credit facility, which remains undrawn.

As at March 31, 2005, net debt was (pound)1,728 million. This consisted of (pound)1,701 million drawn down on our credit facilities, (pound)114 million of leases and other loans, offset by cash balances of (pound)87 million. The (pound)1,701 million drawn amount includes US$150 million and Euro 100 million, with the remainder in pounds sterling.

FINANCIAL RESULTS

GAAP FINANCIAL MEASURES                                   3 MONTHS ENDED MARCH 31,
                                                   ----------------------------------------
(UNAUDITED IN (POUND) MILLIONS)                                  2005                 2004
                                                          REORGANIZED          PREDECESSOR
                                                              COMPANY              COMPANY
-------------------------------------------------- ------------------- --------------------
Operating income                                                   24                   19
Net income/(loss)                                                   1                  (4)
Net cash provided by operating activities                         116                   82
-------------------------------------------------- ------------------- --------------------

Operating income for the first quarter of 2005 was (pound)24 million, up from (pound)19 million for the first quarter of 2004, due principally to revenue growth, lower cable segment expenses and SG&A partially offset by increased content segment expenses, depreciation and amortization. SG&A in the first quarter of 2004 was impacted by (pound)9 million of financial restructuring charges compared to (pound)0 in the first quarter of 2005 and the first quarter of 2005 was impacted by (pound)3 million of stock-based compensation expense compared to (pound)0 in the first quarter of 2004.

The improvement from net loss of (pound)4 million for the first quarter of 2004 to net income of (pound)1 million for the first quarter of 2005, was due principally to enhanced operating income and lower interest costs following our financial restructuring, partially offset by lower foreign exchange gains. There were (pound)77 million of foreign exchange gains in the first quarter of 2004 relating to dollar-denominated debt, which was extinguished as part of our predecessor's financial restructuring. This is the first time that Telewest has generated net income.

Net cash provided by operating activities increased from (pound)82 million for the first quarter of 2004 to (pound)116 million for the first quarter of 2005. This increase arose principally as a result of improvements in operating income and reduced interest payments being partially offset by increased net working capital.

NON-GAAP FINANCIAL MEASURES                           3 MONTHS ENDED MARCH 31,
                                          -------------------------------------------------
(UNAUDITED IN (POUND) MILLIONS)                              2005                     2004
                                                      REORGANIZED              PREDECESSOR
                                                          COMPANY                  COMPANY
----------------------------------------- ------------------------ ------------------------
Adjusted EBITDA                                               134                      122
Free cash flow                                                 63                       25
----------------------------------------- ------------------------ ------------------------

Adjusted EBITDA (earnings before interest, taxation, depreciation, amortization and financial restructuring expenses) for the first quarter of 2005 was (pound)134 million, up 10% as compared to the first quarter of 2004. This increase reflects increased revenues, particularly in the consumer sales division and content segment, lower operating costs and expenses in the cable segment, and improved gross margin, partially offset by higher operating costs and expenses in the content segment. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of revenue) has increased from 37.2% to 39.6%.

Stock-based compensation expense ("SBCE") of (pound)3 million was incurred in the first quarter of 2005. SBCE arises as a result of options and restricted stock granted upon completion of the financial restructuring of our predecessor. SBCE will similarly affect future periods. This is a non-cash item and no such expense was incurred in the first quarter of 2004. Adjusted EBITDA before the deduction of SBCE was (pound)137 million in the first quarter of 2005, an increase of (pound)15 million, or 12%, over the first quarter of 2004 on the same basis.

Free cash flow (cash flow from operating activities excluding financial restructuring expenses less capital expenditure) for the three months ended March 31, 2005 was (pound)63 million, compared with (pound)25 million for the three months ended March 31, 2004. The increase was primarily due to reduced cash interest payments relating to our bank facilities, reduced capital expenditure and increased Adjusted EBITDA. Cash interest paid in the first quarter of 2005 was lower than the first quarter of 2004 by approximately (pound)20 million. This decrease resulted primarily from the lower levels of our bank facilities and capital lease obligations for the first quarter of 2005 compared to the first quarter of 2004. In addition, capital expenditure was (pound)12 million less in the first quarter of 2005 compared with the same period in 2004, due to reduced CPE costs, increased efficiency in the install process and improvements in the supply chain.

Reconciliations of these non-GAAP financial measures, Adjusted EBITDA and free cash flow, to the most directly comparable GAAP financial measures are explained and shown on pages 14 and 15.

PRINCIPAL AFFILIATES

UKTV

(UNAUDITED IN (POUND) MILLIONS)                                      3 MONTHS ENDED MARCH 31,
                                                                     ------------------------
                                                                            2005      2004
-------------------------------------------------------------------- ------------ ---------

Share of net income of UKTV                                                    5         4

Cash inflow from UKTV, being interest received, repayment of loans
 made, net, and dividends received                                             6         3

-------------------------------------------------------------------- ------------ ---------

Telewest  owns 50% of the companies  that  comprise  UKTV, a group of joint
ventures   formed  with  BBC   Worldwide.   UKTV  offers  a  portfolio   of
multi-channel television channels based on the BBC's program library.

Telewest accounts for its interest in UKTV under the equity method and recognized a share of net income of (pound)5 million for the three months ended March 31, 2005. This compares with (pound)4 million share of net income for the three months ended March 31, 2004.

UKTV is funded by a loan from Telewest, the balance of which was (pound)184 million at March 31, 2005. Total cash interest and repayments received in respect of this loan by Telewest were (pound)4 million in the first quarter of 2005. Telewest's cash interest receipts from UKTV are recorded in free cash flow but not in Telewest's Adjusted EBITDA. During the three months ended March 31, 2005, we received (pound)2 million of dividends from UKTV. We expect to continue to receive dividends from UKTV as it continues to generate cash.

SIT-UP

On March 23, 2005, Telewest acquired 21.2% (on a fully diluted basis) of sit-up Limited (sit-up), a UK-based interactive television retailer, for a cash consideration of approximately (pound)41 million, bringing its total holding of sit-up's share capital to approximately 49.7% (on a fully diluted basis). In addition, pursuant to agreements entered into with sit-up's founders and an offer to sit-up shareholders, Telewest has since acquired or offered to acquire the remaining 50.3% (on a fully diluted basis) of sit-up not already owned by it for an aggregate consideration of approximately (pound)97.5 million. In addition, sit-up's existing management will remain with the company following completion of the acquisition. Telewest expects to complete this acquisition in June 2005 and to finance it in part from borrowings under a new (pound)130 million bank facility entered into by its FleXtech subsidiaries on May 10, 2005.

sit-up owns the second, third and fourth most distributed television home shopping channels in the UK, with over five million viewers per month.

Supplementary financial information in respect of sit-up's operations and cash flows for 2003 and 2004 is included on page 16 of this earnings release.

TELEWEST GLOBAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(AMOUNTS IN (POUND)MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
(UNAUDITED)

---------------------------------------------------------------------------------------------
                                                             THREE MONTHS ENDED MARCH 31,

---------------------------------------------------------------------------------------------
                                                                      2005              2004
                                                          -----------------   ---------------
                                                               REORGANIZED       PREDECESSOR
                                                                   COMPANY           COMPANY
---------------------------------------------------------------------------------------------
REVENUE
 Consumer Sales Division                                               246               235
 Business Sales Division                                                61                67
---------------------------------------------------------------------------------------------
 TOTAL CABLE SEGMENT                                                   307               302
 Content Segment                                                        31                26
---------------------------------------------------------------------------------------------
TOTAL REVENUE                                                          338               328
---------------------------------------------------------------------------------------------
OPERATING COSTS AND EXPENSES

 Cable segment expenses                                                 69                79
 Content segment expenses                                               20                16
 Depreciation                                                          101                94
 Amortization                                                            9                 -
 Selling, general and administrative expenses                          115               120
---------------------------------------------------------------------------------------------
                                                                       314               309
---------------------------------------------------------------------------------------------
OPERATING INCOME                                                        24                19
OTHER INCOME/(EXPENSE)
 Interest income                                                         4                 7
 Interest expense (including amortization of debt                     (29)             (109)
   discount)
 Foreign exchange (losses)/gains, net                                  (4)                77
 Share of net income of affiliates                                       6                 3
 Other, net                                                              -               (1)
---------------------------------------------------------------------------------------------
INCOME/(LOSS) BEFORE INCOME TAXES                                        1               (4)
 Income taxes charge                                                     -                 -
---------------------------------------------------------------------------------------------
NET INCOME/(LOSS)                                                        1               (4)
---------------------------------------------------------------------------------------------

Basic and diluted loss per share of common stock                         -
Weighted average number of shares of common stock - (in                245
 millions)
---------------------------------------------------------------------------------------------

TELEWEST GLOBAL, INC.
CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN (POUND)MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
---------------------------------------------------------------------------------------------
                                                                    MARCH 31,     DECEMBER 31,
                                                                         2005           2004
                                                                   -----------    -----------
                                                                   REORGANIZED    REORGANIZED
                                                                      COMPANY        COMPANY
---------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                  87             68
Restricted cash                                                            25             26
Trade receivables                                                         119            108
Other receivables                                                          33             33
Prepaid expenses                                                           34             17
---------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                      298            252
Investments accounted for under the equity method                         349            304
Property and equipment, net                                             2,925          2,974
Intangible assets, net                                                    305            314
Reorganization value in excess of amounts allocable to
identifiable assets                                                       425            425
Programming inventory                                                      32             24
Deferred financing costs (net of amortization of (pound)1 million;
2004: (pound)0 million)                                                    51             51
---------------------------------------------------------------------------------------------
TOTAL ASSETS                                                            4,385          4,344
---------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable                                                          127             93
Other liabilities                                                         427            424
Debt repayable within one year                                             21             21
Capital lease obligations repayable within one year                        43             38
---------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                 618            576
Deferred taxes                                                            105            105
Debt repayable after more than one year                                 1,686          1,686
Capital lease obligations repayable after more than one year               65             69
---------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                       2,474          2,436
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
MINORITY INTEREST                                                         (1)            (1)
---------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Preferred stock - US$0.01 par value; authorized 5,000,000
 shares, issued none (2005 and 2004)                                        -              -
Common stock - US$0.01 par value; authorized 1,000,000,000
 shares, issued 245,080,629 (2005 and 2004)                                 1              1
Additional paid-in capital                                              1,957          1,954
Accumulated other comprehensive loss                                      (1)              -
Accumulated deficit                                                      (45)           (46)
---------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                              1,912          1,909
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                              4,385          4,344
---------------------------------------------------------------------------------------------


TELEWEST GLOBAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(AMOUNTS IN (POUND)MILLIONS)
(UNAUDITED)
---------------------------------------------------------------------------------------------
                                                                  THREE MONTHS ENDED MARCH 31,

                                                                 ----------------------------
                                                                        2005           2004
                                                                 ------------   -------------
                                                                 REORGANIZED    PREDECESSOR
                                                                     COMPANY        COMPANY
---------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net income/(loss)                                                          1            (4)
Adjustments to reconcile net income/(loss) to net cash
 provided by operating activities:
Depreciation                                                             101             94
Amortization                                                               9              -
Amortization of deferred financing costs and debt discount                 1             20
Fair value adjustment of interest rate swaps                            (10)              -
Unrealized losses/(gains) on foreign currency translation                  4           (77)
Stock-based compensation expense                                           3              -
Share of net income of affiliates                                        (4)            (3)
Profit on disposal of assets                                               -            (1)
Amounts written off investments                                            -              1
Changes in operating assets and liabilities, net of effect of acquisition of subsidiaries:
 Change in receivables                                                  (12)            (2)
 Change in prepaid expenses                                             (18)            (5)
 Change in other assets                                                  (8)            (2)
 Change in accounts payable                                               31             15
 Change in other liabilities                                              18             46
---------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                116             82
---------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES

Capital expenditure                                                     (54)           (66)
Additional investments in and loans to affiliates                       (41)              -
Repayment of loans made to affiliates, net                                 2              3
Proceeds from sale and leaseback                                           4              -
---------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                   (89)           (63)
---------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES

Release of restricted cash                                                 1              -
Repayment of other debt                                                  (1)              -
Cash paid for loan issue costs                                           (1)              -
Principal element of capital lease repayments                            (7)           (12)
---------------------------------------------------------------------------------------------
NET CASH USED IN FINANCING ACTIVITIES                                    (8)           (12)
---------------------------------------------------------------------------------------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                 19              7
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                          68            427
---------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                87            434
---------------------------------------------------------------------------------------------

Supplementary cash flow information:
Cash paid for interest, net                                             (12)           (32)
Cash received for income taxes                                             -              -


TELEWEST GLOBAL, INC.
SELECTED QUARTERLY OPERATING DATA - UNAUDITED
The following table sets out certain operating data for the three-month periods shown. The information represents combined operating statistics for all of our franchises.

------------------------------------------------------------------------------------------------------------------------------------
                                                              Mar. 31,       Dec. 31,        Sep. 30,       Jun. 30,       Mar. 31,
                                                                  2005           2004            2004           2004           2004
                                                                 Reorganized Company                         Predecessor Company
                                                        -----------------------------------------------   --------------------------

CUSTOMER DATA
       Homes passed and marketed (1)                         4,694,480      4,686,794       4,686,799      4,682,777      4,678,182
       Total customer relationships (2)                      1,822,530      1,799,556       1,769,263      1,752,553      1,742,144
       Customer penetration                                      38.8%          38.4%           37.7%          37.4%          37.2%

       Customer additions                                       78,695         89,452          78,707         67,118         61,997
       Customer disconnections                                (55,721)       (59,159)        (61,997)       (56,709)       (50,291)
       Net customer additions                                   22,974         30,293          16,710         10,409         11,706

       Revenue Generating Units ("RGUs") (3)                 3,784,835      3,671,402       3,539,185      3,447,254      3,363,240
       RGUs per customer                                          2.08           2.04            2.00           1.97           1.93
       Net RGU additions                                       113,433        132,217          91,931         84,014         76,534

       Average monthly revenue per customer (4)           (pound)45.34   (pound)45.13    (pound)45.05   (pound)44.98   (pound)45.05

       Average monthly churn (5)                                  1.0%           1.1%            1.2%           1.1%           1.0%
------ ------------------------------------------------ --------------- -------------- ------------------------------ --------------

BUNDLED CUSTOMERS

       Customers subscribing to two or more services         1,409,998      1,379,057       1,338,632      1,312,842      1,291,141
       Customers subscribing to three services
         ("triple play")                                       552,307        492,789         431,290        381,859        329,955
       Percentage of dual or triple play customers               77.4%          76.6%           75.7%          74.9%          74.1%
       Percentage of triple play customers                       30.3%          27.4%           24.4%          21.8%          18.9%
------ ------------------------------------------------ --------------- -------------- ------------------------------ --------------

CONSUMER TELEVISION

       Television ready homes passed and marketed            4,694,480      4,686,794       4,686,799      4,682,777      4,678,182
       Total subscribers                                     1,320,487      1,312,825       1,297,304      1,288,272      1,285,797
       Quarterly net additions                                   7,662         15,521           9,032          2,475         13,733

       Television penetration                                    28.1%          28.0%           27.7%          27.5%          27.5%

       Digital ready homes passed and marketed               4,451,420      4,420,388       4,405,162      4,401,860      4,386,050
       Digital subscribers                                   1,149,641      1,122,301       1,078,623      1,052,855      1,029,759
       Quarterly net digital additions                          27,340         43,678          25,768         23,096         41,886

       Penetration of digital subscribers to total
         subscribers                                             87.1%          85.5%           83.1%          81.7%          80.1%

       Average monthly churn (5)                                  1.4%           1.5%            1.4%           1.3%           1.2%
       Average monthly revenue per subscriber (4)         (pound)21.12   (pound)20.88    (pound)20.72   (pound)20.53   (pound)21.18
------ ------------------------------------------------ --------------- -------------- ------------------------------ --------------

CONSUMER TELEPHONY

       Telephony ready homes passed and marketed             4,691,704      4,683,153       4,682,002      4,677,861      4,674,932
       "3-2-1" and "Talk Weekends" telephony
          subscribers                                        1,053,226      1,080,893       1,082,125      1,105,056      1,130,171
       "Talk Unlimited" and "Talk Evenings and
          Weekends" subscribers                                624,417        579,448         552,534        516,313        481,976
       Total subscribers                                     1,677,643      1,660,341       1,634,659      1,621,369      1,612,147
       Quarterly net additions                                  17,302         25,682          13,290          9,222         12,114

       Telephony penetration                                     35.8%          35.5%           34.9%          34.7%          34.5%

       Average monthly churn (5)                                  1.0%           1.1%            1.2%           1.1%           1.0%
       Average monthly revenue per subscriber (4)         (pound)23.00   (pound)23.18    (pound)23.53   (pound)23.70   (pound)24.20
------ ------------------------------------------------ --------------- -------------- ------------------------------ --------------

TELEWEST GLOBAL, INC.
SELECTED QUARTERLY OPERATING DATA - UNAUDITED (CONTINUED)
------------------------------------------------------------------------------------------------------------------
                                                  MAR. 31,     DEC. 31,       SEP. 30      JUN. 30,       MAR. 31,
                                                      2005         2004          2004         2004           2004
                                                           REORGANIZED COMPANY             PREDECESSOR COMPANY
                                                 ------------------------------------     ------------------------
CONSUMER INTERNET

     Broadband ready homes passed and marketed   4,451,420    4,420,388     4,405,162     4,401,860     4,386,050
     Total metered dial-up internet subscribers     29,376       33,417        39,196        47,884        50,953
     Total unmetered dial-up internet               85,909      107,220       127,745       151,457       177,250
     subscribers
     Total broadband internet subscribers          786,705      698,236       607,222       537,613       465,296

     Quarterly net broadband internet additions     88,469       91,014        69,609        72,317        50,687

     Broadband internet penetration                  17.7%        15.8%         13.8%         12.2%         10.6%

     Average monthly broadband internet churn         1.0%         1.0%          1.3%          1.2%          1.0%
     (5)
     Average monthly revenue per broadband
       internet subscriber (4)                (pound)19.89 (pound)20.23 (pound)21.50* (pound)22.45* (pound)22.29*
------------------------------------------------------------------------------------------------------------------

                                                  (POUND)M     (POUND)M     (POUND)M      (POUND)M       (POUND)M
NCTA CAPITAL EXPENDITURE (6)
                                                 ----------   ----------    ----------    ----------     ---------
     Customer premise equipment ("CPE")                 16           25            19            23            23
     Scaleable infrastructure                            7           14             8             7             7
     Commercial                                          8            8            12             9            11
     Line extensions                                     2            1             1             1             1
     Upgrade/rebuild                                     6           10             1             4             2
     Support capital                                    13            7            10             9             8
                                                 ----------   ----------    ----------    ----------    ----------
     Total NCTA Capital expenditure                     52           65            51            53            52
     Non NCTA Capital expenditure:
     Content Segment                                     -            1             -             1             -
     Change in capital accruals                          2          (2)           (1)             7            14
-------------------------------------------------------------------------------------------------------------------
     Total Capital expenditure                          54           64            50            61            66
-------------------------------------------------------------------------------------------------------------------

* The product ARPUs for broadband internet in these quarters have been adjusted to reflect the full value of promotional discounts offered.

(1) The number of homes within our service area that can potentially be served by our network with minimal connection costs. Information concerning the number of homes "passed and marketed" is based on physical counts made by us during network construction or marketing phases.

(2) The number of customers who receive at least one of our television, telephony or broadband internet services.

(3) Revenue Generating Units ("RGUs"), refer to subscriptions to each of our analog television, digital television, telephony and broadband internet services on an individual basis. For example, when we provide one customer with digital television and broadband internet services, we record two RGUs. Dial-up internet services, second telephone lines and additional TV outlets are not recorded as RGUs although they generate revenue for us.

(4) Average monthly revenue per customer (often referred to as "ARPU" or "Average Revenue per User") represents the consumer sales division's total quarterly revenue of residential customers, including installation revenues, divided by the average number of residential customers in the quarter, divided by three. The same methodology is used for television, telephony and broadband internet ARPU.

(5) Average monthly churn represents the total number of customers who disconnected during the quarter divided by the average number of customers in the quarter, divided by three. Subscribers who move premises within our addressable areas (known as "Moves and Transfers") and retain our services are excluded from this churn calculation.

(6) In order to provide comparable data to the US and UK cable industry, and in accordance with NCTA (National Cable & Telecommunications Association) reporting guidelines, Telewest has allocated capital expenditure to the standard reporting categories as per below. Telewest is not a member of the NCTA and is providing this information solely for comparative purposes.

     CPE - costs incurred at the customer's house to secure new customers, revenue units and additional bandwidth revenues. Includes connections to previously unserved houses in accordance with SFAS 51 and customer premise equipment. Scaleable infrastructure - costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements. Commercial - costs to provide high speed data and telephony services to businesses and institutions. Includes network and infrastructure expenditures. Line extensions - network costs associated with entering new service areas including costs of fiber, coaxial cable, amplifiers, electronic equipment, make-ready and design/engineering. Upgrade/rebuild - costs to modify or replace existing coax and fiber networks. Includes materials, contract labor, in-house labor, make-ready, design engineering and other miscellaneous costs associated with all aspects of the construction of the plant miles along an existing route. Benefits include added bandwidth and/or reliability/extended life to the existing plant. Support capital - costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear-out, replacement of network assets unrelated to line extensions, rebuild/upgrade or customer growth.

    TELEWEST GLOBAL, INC.
    SUPPLEMENTAL ANALYSIS
-------------------------------------------------------------------------------

o       FORWARD-LOOKING STATEMENTS

o       FRESH-START REPORTING

o       QUARTERLY HISTORICAL INFORMATION

o       SEGMENTAL INFORMATION

o       USE OF NON-GAAP FINANCIAL MEASURES

o       SIT-UP LIMITED

FORWARD-LOOKING STATEMENTS

Some of the statements in this earnings release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance, including, but not limited to, strategic plans, potential growth (including penetration of developed markets and opportunities in emerging markets), product introductions and innovation, meeting customer expectations, planned operational changes (including product improvements), expected capital expenditures, future cash sources and requirements, liquidity, customer service improvements, cost savings and other benefits of acquisitions or joint ventures - potential and/or completed - that involve known and unknown risks, uncertainties and other factors that may cause our or our businesses' actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential," or "continue," or the negative of those terms or other comparable terminology.

There are a number of important factors that could cause our actual results and future development to differ materially from those expressed or implied by those forward-looking statements. These factors include those discussed under the caption "Risk Factors" in the Annual Report on Form 10-K for the year ended December 31, 2004 (No. 000-50886) filed by Telewest Global, Inc. on March 22, 2005 with the United States Securities and Exchange Commission, although those risk factors may not be exhaustive. Other sections of this earnings release may describe additional factors that could adversely impact our business and financial performance. We operate in a continually changing business environment, and new risk factors may emerge from time to time. Management cannot anticipate all of these new risk factors, nor can they definitively assess the impact, if any, of new risk factors on us or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

Unless otherwise required by applicable securities laws, we assume no obligation to publicly update or revise any of the forward-looking statements after the date of this earnings release to reflect actual results, whether as a result of new information, future events or otherwise.

FRESH-START REPORTING

As a result of the completion of the financial restructuring of Telewest Communications plc, our predecessor, on July 15, 2004, Telewest adopted fresh-start reporting in accordance with Statement of Position 90-7, "Reporting by Entities in Reorganization under the Bankruptcy Code", ("SOP 90-7"), with effect from July 1, 2004. Under SOP 90-7, Telewest established a new accounting basis, recording our predecessor's assets at their fair value and liabilities at the present value of amounts to be paid.

A reconciliation of our predecessor's balance sheet at June 30, 2004 to the fresh-start balance sheet at July 1, 2004, is included in Telewest's Annual Report on Form 10-K for the year ended December 31, 2004.

As a result of the adoption of fresh-start reporting, our balance sheets and results of operations subsequent to July 1, 2004 will not be comparable in many material respects to the balance sheets or results of operations reflected in our predecessor's historical financial statements for periods prior to July 1, 2004.

TELEWEST GLOBAL, INC.
QUARTERLY HISTORICAL INFORMATION
(AMOUNTS IN (POUND)MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

                                               -------------------------------------------------------------
                                                                      THREE MONTHS ENDED
                                               -------------------------------------------------------------
                                               MAR.31,   DEC. 31,   SEP. 30,             JUN. 30,   MAR. 31,
                                                  2005       2004       2004                 2004       2004

                                                    REORGANIZED COMPANY                  PREDECESSOR COMPANY
-----------------------------------------------------------------------------           --------------------
REVENUE

 Consumer Sales Division                           246           241           238          235        235
 Business Sales Division                            61            63            63           63         67
-----------------------------------------------------------------------------------    --------------------
  TOTAL CABLE SEGMENT                              307           304           301          298        302
 Content Segment                                    31            32            27           28         26
-----------------------------------------------------------------------------------    --------------------
TOTAL REVENUE                                      338           336           328          326        328
-----------------------------------------------------------------------------------    --------------------
OPERATING COSTS AND EXPENSES

 Cable segment expenses                             69            69            72           74         79
 Content segment expenses                           20            25            17           18         16
 Depreciation                                      101           101           103           90         94
 Amortization                                        9             9             9            -          -
-----------------------------------------------------------------------------------    --------------------
 Cost of revenue                                   199           204           201          182        189
 Selling, general and administrative expenses      115           114           117          124        120
-----------------------------------------------------------------------------------    --------------------
                                                   314           318           318          306        309
-----------------------------------------------------------------------------------    --------------------
OPERATING INCOME                                    24            18            10           20         19
OTHER INCOME/(EXPENSE)

 Interest income                                     4             5             6            8          7
 Interest expense (including amortization of
 debt  discount)                                  (29)          (47)          (49)        (121)      (109)
 Foreign exchange (losses)/gains, net              (4)             3             -         (37)         77
 Share of net income of affiliates                   6             4             4            5          3
 Other, net                                          -             -             -            -        (1)
-----------------------------------------------------------------------------------    --------------------
INCOME/(LOSS) BEFORE INCOME TAXES                    1          (17)          (29)        (125)        (4)
Income taxes charge                                  -             -             -          (1)          -
-----------------------------------------------------------------------------------    --------------------
NET INCOME/(LOSS)                                    1          (17)          (29)        (126)        (4)
-----------------------------------------------------------------------------------    --------------------

Basic and diluted loss per share of common
 stock                                               - (pound)(0.07) (pound)(0.12)

Weighted average number of shares of common
 stock - (in millions)                             245           245           245
---------------------------------------------- ----------- ------------- ---------- -- --------- ----------

TELEWEST GLOBAL, INC.
SEGMENT INFORMATION
(AMOUNTS IN (POUND)MILLIONS)

                                                            THREE MONTHS ENDED MARCH 31,
                                                        -------------------------------------
                                                                      2005              2004
                                                        ------------------- -----------------
                                                               REORGANIZED       PREDECESSOR
                                                                   COMPANY           COMPANY

------------------------------------------------------- ------------------- -----------------

CABLE SEGMENT

Consumer Sales Division revenue                                        246               235
Business Sales Division revenue                                         61                67
------------------------------------------------------- ------------------- -----------------
THIRD PARTY REVENUE                                                    307               302
Operating costs and expenses (before financial                       (179)             (188)
 restructuring charges)
------------------------------------------------------- ------------------- -----------------
ADJUSTED EBITDA including inter-segment costs                          128               114
Inter-segment costs (1)                                                  3                 3
------------------------------------------------------- ------------------- -----------------
ADJUSTED EBITDA                                                        131               117
------------------------------------------------------- ------------------- -----------------

CONTENT SEGMENT

Content segment revenue                                                 34                29
Operating costs and expenses (before financial                        (28)              (21)
 restructuring charges)
------------------------------------------------------- ------------------- -----------------
ADJUSTED EBITDA including inter-segment revenues                         6                 8
Inter-segment revenues (1)                                             (3)               (3)
------------------------------------------------------- ------------------- -----------------
ADJUSTED EBITDA                                                          3                 5
------------------------------------------------------- ------------------- -----------------

RECONCILIATION TO OPERATING INCOME

Cable Segment Adjusted EBITDA                                          131               117
Content Segment Adjusted EBITDA                                          3                 5
------------------------------------------------------- ------------------- -----------------
ADJUSTED EBITDA                                                        134               122
Financial restructuring charges                                          -               (9)
Depreciation                                                         (101)              (94)
Amortization                                                           (9)                 -
------------------------------------------------------- ------------------- -----------------
OPERATING INCOME                                                        24                19
------------------------------------------------------- ------------------- -----------------


(1) Inter-segment revenues are revenues of our Content Segment which are costs in our Cable Segment and which are eliminated on consolidation.


TELEWEST GLOBAL, INC.
USE OF NON-GAAP FINANCIAL MEASURES
---------------------------------------------------------------------------

ADJUSTED EBITDA

Telewest's primary measure of income or loss for each of our reportable segments is Adjusted EBITDA. Our management, including our chief operating decision maker, considers Adjusted EBITDA an important indicator of the operational strength and performance of our reportable segments. Adjusted EBITDA for each segment and in total excludes the impact of costs and expenses that do not directly affect our cash flows or do not directly relate to the operating performance of that segment. These costs and expenses include depreciation, amortization, financial restructuring charges, interest expense, foreign exchange gains/(losses), share of net income/(loss) from affiliates and income taxes. It is the belief of management that the legal and professional costs relating to our financial restructuring are not characteristic of our underlying business operations. Furthermore management believes that some of the components of these charges are not directly related to the performance of a single reportable segment.

Adjusted EBITDA is not a financial measure recognised under GAAP. This measure is most directly comparable to the GAAP financial measure net income/(loss). Some of the significant limitations associated with the use of Adjusted EBITDA as compared to net income/(loss) are that Adjusted EBITDA does not reflect the amount of required reinvestment in depreciable fixed assets, financial restructuring charges, interest expense, foreign exchange gains or losses, income taxes expense or benefit and similar items on our results of operations. We believe Adjusted EBITDA is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to net income/(loss), shown below, provide a more complete understanding of factors and trends affecting our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare Adjusted EBITDA with other companies' non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net cash provided by operating activities, operating income/(loss), net income/(loss), or other measures of financial performance reported in accordance with GAAP.

FREE CASH FLOW

Telewest's primary measure of cash flow is free cash flow. Free cash flow is defined as net cash provided by/(used in) operating activities excluding cash paid for financial restructuring charges, less capital expenditure. Our management, including our chief operating decision maker, considers free cash flow an important indicator of the operational performance of our business.

Free cash flow is not a financial measure recognized under GAAP. This measure is most directly comparable to the GAAP financial measure net cash provided by/(used in) operating activities. The significant limitation associated with the use of free cash flow as compared to net cash provided by/(used in) operating activities is that free cash flow does not consider the amount of cash required to pay financial restructuring charges. We believe free cash flow is helpful for understanding our performance and it provides useful supplemental information to investors. Because non-GAAP financial measures are not standardized, it may not be possible to compare free cash flow with other companies' non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net cash provided by/(used in) operating activities, or other measures of financial performance reported in accordance with GAAP.

NET DEBT

Net debt is defined as the sum of debt repayable, capital lease obligations and accrued interest payable on notes and debentures less cash and cash equivalents. The Company's management, including its chief operating decision-maker, considers net debt an important measure of the financing obligations undertaken by the Company.

Net debt is not a financial measure recognized under GAAP. This measure is most directly comparable to the GAAP financial measure, total liabilities. The significant limitation associated with the use of net debt as compared total liabilities is that net debt does not consider current liabilities due in respect of accounts payable and other liabilities. It also assumes that all of cash and cash equivalents is available to service debt. Telewest believes net debt is helpful for understanding its entire net debt funding obligations and it provides useful supplemental information to investors. Because non-GAAP financial measures are not standardized, it may not be possible to compare net debt with other companies' non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for total liabilities, or other measures of financial performance reported in accordance with GAAP.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(AMOUNTS IN (POUND)MILLIONS)
------------------------------------------------ ------------------------------------------
                                                            THREE MONTHS ENDED

                                                 ------------------------------------------
                                                       MAR. 31,       MAR. 31,    DEC. 31,
                                                           2005           2004        2004
                                                 --------------- -------------- -----------
                                                    REORGANIZED    PREDECESSOR  REORGANIZED
                                                        COMPANY        COMPANY     COMPANY

------------------------------------------------ --------------- -------------- -----------

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/(LOSS)
--------------------------------------------------------------------------------------------
Adjusted EBITDA                                              134           122          128
Financial restructuring charges                                -           (9)            -
Depreciation                                               (101)          (94)        (101)
Amortization                                                 (9)             -          (9)
--------------------------------------------------------------------------------------------
Operating income                                              24            19           18
Interest income                                                4             7            5
Interest expense (including amortization of                 (29)         (109)         (47)
  debt discount)
Foreign exchange (losses)/gains, net                         (4)            77            3
Share of net income of affiliates                              6             3            4
Other, net                                                     -           (1)            -
--------------------------------------------------------------------------------------------
Net income/(loss)                                              1           (4)         (17)
--------------------------------------------------------------------------------------------

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES
--------------------------------------------------------------------------------------------
Free cash flow                                                63            25          (3)
Deduct cash paid for financial restructuring                 (1)           (9)          (9)
  charges

Add capital expenditure                                       54            66           64
--------------------------------------------------------------------------------------------
Net cash provided by operating activities                    116            82           52
--------------------------------------------------------------------------------------------

Free cash flow is reported after cash paid for interest, net, and cash received for income taxes.

Supplementary cash flow information:

Cash paid for interest, net                       12            32           72
Cash received for income taxes                     -             -          (2)


--------------------------------------------------------------------------------------------
                                                                      MAR. 31,    DEC. 31,
                                                                          2005        2004
                                                                 -------------- -----------
                                                                   REORGANIZED  REORGANIZED
                                                                       COMPANY     COMPANY
--------------------------------------------------------------------------------------------
RECONCILIATION OF NET DEBT TO TOTAL LIABILITIES
--------------------------------------------------------------------------------------------
Net debt                                                                 1,728        1,746
Cash and cash equivalents                                                   87           68
--------------------------------------------------------------------------------------------
Total debt                                                               1,815        1,814
Accounts payable                                                           127           93
Other liabilities                                                          427          424
Deferred taxes                                                             105          105
--------------------------------------------------------------------------------------------
Total liabilities                                                        2,474        2,436
--------------------------------------------------------------------------------------------

TELEWEST GLOBAL, INC.
SIT-UP LIMITED
-------------------------------------------------------------------------------

The following supplementary financial information has been derived from the audited financial statements of sit-up Limited for the years ended December 31, 2003 and 2004. The information has been prepared in accordance with generally accepted accounting principles in the United Kingdom (UK GAAP).

This presentation of the financial information in respect of sit-up is not intended to suggest that and should not be construed as suggesting that Telewest's management controlled or directed the operations of sit-up during the periods presented or that a consolidated presentation of the results for these periods with those of Telewest is otherwise appropriate under GAAP.

PROFIT AND LOSS ACCOUNT
(AMOUNTS IN (POUND)MILLIONS)

--------------------------------------------------------------------------------
                                                             YEAR ENDED
                                                      --------------------------
                                                         DEC. 31,      DEC. 31,

                                                             2004          2003
                                                      ------------   -----------
Turnover                                                      206           119
Other operating income                                          1             -
                                                      ------------   -----------
                                                              207           119
Cost of sales                                               (151)          (91)
                                                      ------------   -----------
GROSS PROFIT                                                   56            28
Depreciation                                                  (2)           (1)
Administrative expenses (excluding depreciation)             (43)          (28)
                                                      ------------   -----------
PROFIT/(LOSS) ON ORDINARY ACTIVITIES BEFORE TAXATION           11           (1)
Taxation                                                      (3)             5
                                                      ------------   -----------
PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION                    8             4
Preference share dividend/appropriation                       (1)           (1)
                                                      ------------   -----------
RETAINED PROFIT FOR THE FINANCIAL YEAR                          7             3
--------------------------------------------------------------------------------


SUMMARIZED CASH FLOW INFORMATION
(AMOUNTS IN (POUND)MILLIONS)

-------------------------------------------------------------------------------
                                                            YEAR ENDED
                                                     --------------------------
                                                        DEC. 31,      DEC. 31,
                                                            2004          2003
                                                     ------------   -----------
Net cash inflow from operations                               23            13
Net cash inflow from returns on investments and
servicing of finance                                           1             -
Net cash outflow from capital expenditure and
financial investment                                         (2)           (2)
Net cash outflow from financing                              (1)           (2)
                                                     ------------   -----------
INCREASE IN CASH IN THE YEAR                                  21             9
                                                     ------------   -----------
-------------------------------------------------------------------------------